True Drinks Announces Scot Cohen as New Director

IRVINE, CA – (Marketwire – March 26, 2014) – True Drinks, Inc. (OTC QB: TRUU), a healthy beverage provider with major entertainment and media company licensing agreements for use of their characters on its proprietary, patented bottles, today announced the addition of Scot Cohen to the Company’s Board of Directors.

Scot J. Cohen is the Founder and Managing Partner of V3 Capital Partners, a private investment firm focused on early-stage companies primarily in the consumer products industry. Mr. Cohen and his team have sourced and evaluated hundreds of consumer product companies and are actively leading investment rounds in the consumer products industry. Mr. Cohen is a Co-Manager of Red Fortune Fund, a private equity fund based in Hong Kong with $1 billion RMB under management, which invests in the US and China. Mr. Cohen is the Founder of Petro River Oil LLC and Chairman of Petro River Oil Corp, a publicly traded oil and gas producer with assets in Kansas and Oklahoma, and Petro Spring, a global oil and gas technology solutions provider.

Prior to creating V3 Capital, Mr. Cohen was the Founder and Managing Partner at Iroquois Capital Opportunity Fund (“ICO”). ICO Fund is a special situations private equity investment fund with a focus on opportunities in companies developing onshore oil and gas assets in North America. Previously, Mr. Cohen Co-Founded Iroquois Capital (“Iroquois”), a hedge fund with assets under management of approximately $200 million structured investments in small and micro-cap private and public companies across many sectors.

Mr. Cohen has led or co-invested in over 1000 transactions since 1999. Mr. Cohen is active in philanthropic activities with numerous charities including the Jewish Enrichment Council in addition to Founding and serving as Chairman of the National Foundation for Veteran Redeployment (NFVR), a 501(c)3 non-profit organization whose mission is to help unemployed veterans prepare for and enter new careers in the oil and gas industry. Mr. Cohen holds a Bachelor of Science degree from Ohio University in 1991.

Mr. Cohen commented, “There is a paradigm shift happening in our society in the way we think about food and interact with the brands that we consume on a daily basis. I am excited to be working with a company who is truly looking out for children’s health, and I look forward to the great work that we will be doing together.”

“We are extremely excited to have the addition of Mr. Cohen to our Board of Directors at True Drinks Holdings, Inc.,” said Lance Leonard, CEO of True Drinks. “He brings a tremendous amount of small- and micro-cap experience to the Company, as well as invaluable insight into management and leadership. Scot has already made an impact on the Company by providing resources and guidance that we need at this stage of our development, and we are fortunate to be able to have him join our team.”

About True Drinks, Inc.

True Drinks, Inc. is a beverage company with licensing agreements with major entertainment and media companies for use of their characters on its proprietary, patented bottles. AquaBallTM Naturally Flavored Water, the Company's vitamin-enhanced water that was created as a 0 calorie, sugar-free alternative to juice and soda for kids, is currently being sold into mass-market retailers throughout the United States. For more information, please visit www.theaquaball.com and www.truedrinks.com.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect,"

"forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500